Exhibit 99.2

सत्यमेव जयते

INDIA NON JUDICIAL

Government of Karnataka

e-Stamp

Certificate No.	:	**IN-KA11736458926489T**
Certificate Issued Date	:	03-May-2021 04:52 PM
Account Reference	:	NONACC (FI)/ kaksfcl08/ MALLESHWARAM1/ KA-BA
Unique Doc. Reference	:	SUBIN-KAKAKSFCL0893150084263229T
Purchased by	:	GLOCAL HEALTHCARE SYSTEMS PRIVATE LIMITED
Description of Document	:	Article 5(J) Agreement (In any other cases)
Property Description	:	OPTION AGREEMENT
Consideration Price (Rs.)	:	0 (Zero)
First Party	:	UPHEALTH HOLDINGS INC
Second Party	:	GLOCAL HEALTHCARE SYSTEMS PRIVATE LIMITED
Stamp Duty Paid By	:	GLOCAL HEALTHCARE SYSTEMS PRIVATE LIMITED
Stamp Duty Amount(Rs.)	:	400 (Four Hundred only)

Please write or type below this line

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OPTION AGREEMENT

AMONGST

UPHEALTH HOLDINGS, INC.

AND

GLOCAL HEALTHCARE SYSTEMS PRIVATE LIMITED

AND

OPTION HOLDER

AND

IDENTIFIED HOLDER

DATED: MAY 14, 2021

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3

2.	ISSUE OF SUBSCRIPTION SHARES	3

3.	CONDUCT OF THE IDENTIFIED HOLDER	4

4.	PUT OPTION	5

5.	SERVICE FEES	10

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS	10

7.	POST PUT CLOSING ACTIONS	11

8.	TERMINATION	11

9.	MISCELLANEOUS	11

SCHEDULE 1		16

DETAILS OF THE PARTIES		16

SCHEDULE 2		18

DEFINITIONS		18

RULES OF INTERPRETATION		22

SCHEDULE 3		24

ACQUIRER WARRANTIES		24

IH WARRANTIES		26

OH WARRANTIES		27

SCHEDULE 4		29

SHAREHOLDING PATTERN OF THE ACQUIRER ON THE EXECUTION DATE		29

OPTION AGREEMENT

This Option Agreement (“Agreement”) is entered into as of May 14, 2021 (“Execution Date”) at Bengaluru;

By and Among:

1.
UpHealth Holdings, Inc., a Delaware corporation and having its registered office at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 (hereinafter referred to as the “Acquirer”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

2.
Glocal Healthcare Systems Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at Ecospace, Action Area II, New Town, Kolkata - 700156, West Bengal, India (hereinafter referred to as the “Target”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

3.
The Person whose name and particulars are set out under Part A of SCHEDULE 1 of this Agreement (hereinafter referred to as the “Option Holder”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include her successors, Affiliates, heirs and permitted assigns); and

4.
The Person whose name and particulars are set out under Part B of SCHEDULE 1 (hereinafter referred to as the “Identified Holder”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns).

The Acquirer, Target, Option Holder and the Identified Holder shall collectively be referred to as the “Parties” and individually as a “Party”.

WHEREAS:

A.
The Acquirer, the Target, Option Holder and certain other shareholders of the Target executed a Share Purchase Agreement dated October 30, 2020 (“Original SPA”), which was further amended by way of an amendment agreement dated November 20, 2020 (“First Amendment Agreement”), which was further amended by way of a second amendment agreement dated March 04, 2021 (“Second Amendment Agreement”) (the Original SPA, the First Amendment Agreement and the Second Amendment Agreement shall together be referred to as the “SPA”).

B.
Pursuant to the SPA, the Acquirer has agreed to purchase upto 100% (One Hundred Percent) of the share capital of the Target and the Option Holder has agreed to transfer all her shares in the Target to the Acquirer.

C.
The Acquirer has also entered into a Business Combination Agreement dated November 20, 2020 (“Merger Agreement”) with GigCapital 2, Inc. and UpHealth Merger Sub, Inc. (“Merger Sub”), pursuant to which the Merger Sub will merge with and into the Acquirer (“Merger”), with the Acquirer surviving the Merger as a wholly owned subsidiary of GigCapital 2, Inc. Pursuant to the Merger, the Acquirer shall be the surviving entity and shall become a wholly owned subsidiary of the SPAC.

D.	As per the terms of the Merger Agreement, the Merger is required to be completed by June 10, 2021.

E.
The Acquirer, the Target and the Option Holder have agreed that the consideration payable by the Acquirer to the Option Holder for the transfer of some of her shares in the Target shall be made by way of cash and the consideration for transfer of the remaining shares held by her shall be made by way of issuance of shares of the Acquirer in the manner set out in detail under the SPA. Payment of cash as consideration for purchase of shares by a non-resident acquirer to a resident seller is permitted under the automatic route as per the provisions of FEMA subject to certain conditions. However, swap of instruments between a non-resident acquirer and a resident seller requires prior approval from the Reserve Bank of India (“RBI”).

F.
Pursuant to Clause 6.2 of the SPA, in order to be compliant with the extant Indian exchange control regulations contained in the FEMA and the Circulars issued thereunder, the Parties agreed to consummate the Option Share Transfer (as defined in the SPA) in either of the following manners, as determined by the Option Sellers (as defined under the SPA) at their sole discretion: (i) allotment of subscription shares in the Acquirer subject to receipt of regulatory approval by the RBI as may be required under Applicable Law, or (ii) any other mechanism or structure which is mutually agreed between the Option Sellers and the Acquirer, that is permissible under Applicable Law (“OS Alternative Option”). The Option Holder under this Agreement forms a part of the Option Sellers under the SPA.

G.
As of the date of this Agreement, the Parties have not been in a position to apply and obtain a prior approval from the RBI and the Parties believe that such approval may not be obtained prior to the proposed date of consummation of the Merger. Accordingly, the Acquirer and the Option Holder have agreed to consummate the Option Share Transfer using the OS Alternative Option.

H.
The consideration payable to the Option Holder under this Agreement pursuant to the OS Alternative Option takes into account her role as a promoter, director and key management of the Target and her contribution to the creation and growth of the digital healthcare business of the Target.

I.
In light of the above, the Acquirer and the Option Holder are now desirous of appointing the Identified Holder to record their mutual understanding with respect to the manner in which the Option Share Transfer will be consummated.

J.
For the purposes of the SPA, this Agreement shall be deemed to mean the ‘OS Alternative Option Agreement’ amongst the Identified Holder and the Option Holder pertaining to the Option Shares held by the Option Holder and shall be deemed to contain the entire understanding of the Acquirer and the Option Holder in relation to the Option Share Transfer pertaining to the Option Shares held by the Option Holder and the OS Alternative Option referred to under the SPA. Such affirmation of the Option Holder shall be deemed to be the ‘OS Consideration Intimation’ in terms of Clause 6.3 of the SPA, and the Acquirer accepts such OS Consideration Intimation and confirms that no further action is required from the Option Holder in connection with the OS Consideration Intimation.

NOW THEREFORE, the Parties hereto have entered into this Agreement on the following terms and conditions:

1.	DEFINITIONS AND INTERPRETATION

1.1
Defined Terms. As used in this Agreement, the terms and expressions when used with the first letter capitalized as set out in Part A of SCHEDULE 2 shall have the meanings assigned to them in the said Schedule. All capitalized items not defined in Part A of SCHEDULE 2 shall have the meanings assigned to them in the other parts of this Agreement when defined for use in bold letters enclosed within quotes (“”).

1.2	Interpretation. The rules of interpretation set out in Part B of SCHEDULE 2 shall apply to this Agreement.

2.	ISSUE OF SUBSCRIPTION SHARES

2.1
The Acquirer in consideration for the Subscription Amount and the Identified Holder agreeing to its obligations outlined in Clause 7, agrees to issue the Subscription Shares to the Identified Holder and the Identified Holder relying on the Acquirer Warranties agrees to invest the Subscription Amount to subscribe to the Subscription Shares, free and clear of all Encumbrances, and together with all rights, title, interest and benefits appertaining thereto, in accordance with the terms of this Agreement.

2.2
The obligation of the Identified Holder to subscribe to the Subscription Shares shall be subject to the Acquirer Warranties being true and correct as of the Execution Date and Closing Date with the same effect as though made at that time.

2.3
The obligation of the Acquirer to issue the Subscription Shares to the Identified Holder, shall be subject to the IH Warranties and OH Warranties being true and correct in all respects on the Execution Date and shall be true and correct as on the Closing Date with the same effect as though made at that time. The allotment of Subscription Shares shall be deemed to be completed on the completion of the following actions (“Closing”):

2.3.1
The Identified Holder shall remit the Subscription Amount towards the Subscription Shares, to such designated bank account of the Acquirer as set out against its name under Part D of SCHEDULE 1 (the “Acquirer Designated Bank Account”);

2.3.2
The Acquirer shall issue the Subscription Shares in favour of the Identified Holder, pass necessary corporate resolutions and take such necessary actions as may be required under Applicable Law, and deliver to the Identified Holder unit certificates representing the Subscription Shares.

2.4
The Acquirer shall provide the Option Holder with true extracts, duly certified by its director, of the corporate resolutions authorising allotment of the Subscription Shares in favour of the Identified Holder.

2.5	Closing shall occur no later than May 14, 2021 or such extended period as the Parties may mutually agree upon in writing (“Long Stop Date”).

2.6
Upon completion of the actions listed in Clause 2, neither will the Identified Holder or the Acquirer have any action, claim or recourse under law or any contract against each other with respect to the issuance of the Subscription Shares (including in relation to the Subscription Amount paid), otherwise than for reason of material breach of the Acquirer Warranties and/or IH Warranties (as the case may be).

3.	CONDUCT OF THE IDENTIFIED HOLDER

3.1
Subject to Clause 3.5 below, the Identified Holder agrees that it shall not, directly or indirectly, with respect to the Subscription Shares and/or the Shares of the SPAC issued to the Identified Holder pursuant to the Merger as applicable (such Shares including any additional shares issued or liable to be issued to the Identified Holder on the Subscription Shares pursuant to a Shares split, consolidation, dividend issuance, bonus share issuance or any kind of recapitalisation shall hereinafter be referred as the “Relevant Shares”): (a) sell, assign, Transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Relevant Shares or otherwise agree to do any of the foregoing, except in the manner set out in this Agreement, (b) deposit any of the Relevant Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, Transfer (including by operation of law) or other disposition of any of the Relevant Shares, other than in the manner contemplated under this Agreement.

3.2
The Identified Holder agrees to vote all Subscription Shares, at any meeting of the stockholders of the Acquirer, and in any action by written consent of the stockholders of the Acquirer (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after the Acquirer requests such delivery), all of such Subscription Shares held by such Stockholder at such time (a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions required to be completed to give effect to the Merger under the Merger Agreement and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Acquirer under the Merger Agreement or that would reasonably be expected to result in the failure of the Merger from being consummated.

3.3
Until Put Closing Date, the Option Holder and the Identified Holder agree and acknowledge that the Option Holder shall not be entitled to any rights on the Relevant Shares including but not limited to any information or inspection rights, veto rights, board rights etc, until the Relevant Shares are transferred to the Option Holder in the manner set out in Clause 4.

3.4	Failure to Comply. Any Transfer made in violation of the requirements prescribed under this Agreement shall be null and void ab initio.

3.5
In the event the SPAC proposes to undertake a Dilutive Issuance, the Identified Holder shall have the right to undertake a Permitted Transfer only to the extent required to exercise its right to maintain its shareholding in the SPAC pursuant to a Dilutive Issuance. For avoidance of doubt, it is hereby clarified that the restrictions set out in this Clause 3.5 shall not create any obligations either on the Acquirer or the SPAC.

“Permitted Transfers” shall mean taking of either of the following actions by the Identified Holder, at its option, to the extent required to enable it to participate in a Dilutive Issuance by the SPAC in order to maintain its shareholding therein: (a) a sale of a portion of the Relevant Shares on the relevant stock exchange, or (b) creation of pledge on a portion of the Relevant Shares in favour of a lender provided that the rate of interest payable on such loan is not higher than the prevailing market rate at the relevant time.

“Dilutive Issuance” shall mean issue of shares or securities by the SPAC at a price that is lower than the prevailing market price of the Dilution Instruments, in effect immediately prior to such issuance.

4.	PUT OPTION

4.1
Upon completion of the IR Cash Closing (“Option Trigger”), the Option Holder shall until 10 (ten) years or such extended period of time as may be mutually agreed between the Option Holder, the Acquirer and the Identified Holder, have an individual right (but not an obligation) with respect to itself to require the Identified Holder to purchase such number of Option Shares held by the Option Holder as may be mentioned in the Put Option Notice and in such manner as set out under this Clause 4 (“Put Option”). It is clarified that upon Option Trigger, the Option Holder shall have the right to exercise her Put Option any number of times, without any restrictions on maximum or minimum number of Option Shares that may be required to be sold at each instance that the Put Option is exercised. The Put Option right of the Option Holder shall cease upon sale of all the Option Shares held by the Option Holder.

4.2
The Put Option may be exercised by the Option Holder by providing a notice in writing (“Put Option Notice”) to the Identified Holder at any time after the occurrence of the Option Trigger. The Put Option Notice shall specify (i) the number of Option Shares that the Option Holder wishes to sell (“Put Shares”); (ii) the manner in which the Option Holder would like to exercise her Put Option (i.e. by way of Option 1 or Option 2); (iii) the number of Relevant Shares that are required to be sold (determined based on the Exchange Ratio) by the Identified Holder, either: (a) to the Option Holder (in case of Option 1); or (b) on the New York Stock Exchange or any other stock exchange as may be applicable (in case of Option 2) (“Sale Shares”); and (iv) the bank account details of the Option Holder for the transfer of the Put Shares Consideration (in case of Option 2).

4.3
For every 1 Option Share proposed to be sold to the Identified Holder, 2.05879 Relevant Shares shall be sold by the Identified Holder in the manner set out in this Clause 4 either: (a) to the Option Holder in case of Option 1; or (b) on the New York Stock Exchange or any other stock exchange as may be applicable, in case of Option 2 (“Exchange Ratio”). The Exchange Ratio maybe adjusted to account for any increase or decrease in Relevant Shares due to share split, consolidation, bonus issuance and/or recapitalisation. Further, in the event the Option Holder acquires any additional shares in the Target after the Execution Date in excess of the Option Shares, the Exchange Ratio will be adjusted in a manner mutually agreed in writing between the Identified Holder and the Option Holder. Upon exercise of the Put Option pursuant to Clause 4.2, the number of Relevant Shares required to be sold by the Identified Holder basis the Exchange Ratio, may be rounded off to the nearest whole number at the discretion of the Option Holder.

4.4	The Identified Holder agrees that the issuance of a Put Option Notice pursuant to Clause 4.2 shall constitute a valid and binding agreement between the Option Holder and the Identified Holder.

4.5	Subject to Clause 4.6 below, the Put Option may, subject to Applicable Law, be exercised by the Option Holder through either of the following methods, at her sole discretion:

4.5.1
By way of a swap mechanism wherein the Option Holder shall after taking necessary approvals from the RBI (as applicable), transfer the Put Shares to the Identified Holder, in consideration for the Sale Shares, in accordance with the provisions of Clause 4.7 of this Agreement (“Option 1”); or

4.5.2
By way of cash by requiring the Identified Holder to sell the Sale Shares on the New York Stock Exchange or any other stock exchange as may be applicable, to facilitate the purchase of the Put Shares from the Option Holder such that the Put Shares Consideration receivable by the Option Holder for sale of the Put Shares is in compliance with the provisions of Applicable Law in India, including FEMA, in accordance with the provisions of Clause 4.10 of this Agreement (“Option 2”).

4.6
Subject to Clause 4.6.1 below, the Option Holder is free to exercise either Option 1 or Option 2 without any limitations in relation to the Option Shares. For avoidance of doubt, it is clarified that an Option Holder may choose to transfer some portion of her Option Shares (being the Put Shares as set out in the Put Option Notice) by way of Option 2 while choosing to exercise her right to transfer the balance portions of the Option Shares (either in single or multiple tranches) by way of Option 1 and vice versa, after repeating the Put Option process set out in this Clause 4, in each instance.

4.6.1
The Identified Holder shall not be entitled to sell any of the Relevant Shares held by it until the expiry of June 30, 2022 (the “Lock-up Period”), and if requested by Acquirer, Identified Holder shall sign a lock-up agreement in reasonable format agreed between the SPAC and Identified Holder. Accordingly, the Option Holder shall not be entitled to exercise her Put Option pursuant to Option 2 under this Agreement until the expiry of the Lock-up Period. Upon the expiry of the Lock-up Period, the Option Holder shall be entitled to exercise her Put Option under Option 2 without any restrictions whatsoever.

4.7
Option 1: Upon issuance of the Put Option Notice requesting for transfer pursuant to Option 1, subject to Applicable Law, the Identified Holder shall in consideration for the Put Shares Transfer the Sale Shares, free of all Encumbrances, to the Option Holder.

4.8	The date on which the transactions contemplated under Clause 4.7 (Option 1) are consummated, shall be referred to as the “Option 1 Closing Date”. On the Option 1 Closing Date, the following actions will be undertaken by the relevant Party to consummate the Put Option.

4.8.1
The Option Holder shall deliver: (a) to the Target, the original share certificates in respect of the Put Shares; and (b) to the Identified Holder, duly executed, dated and stamped statutory share transfer forms for transfer of the Put Shares, which the Identified Holder shall duly execute;

4.8.2
The Target shall convene and hold a meeting of the Board at which resolutions shall be passed approving and authorizing: (a) the transfer of the Put Shares from the Option Holder to the Identified Holder; and (b) updating of its register of members to record the transfer of the Put Shares, and to record the name of the Identified Holder as the owner of the Put Shares;

4.8.3
The Identified Holder shall deliver to the Option Holder, the share certificates or evidence of book transfer, along with all other documents in relation to the Sale Shares after obtaining all approvals as may be required from the Acquirer;

4.8.4
The Acquirer or the SPAC, upon notice by the Identified Holder of such transfer, (a) shall issue an instruction letter to its transfer agent directing the transfer agent to effect the transfer of the Sale Shares from the Identified Holder to the Option Holder; and (b) upon notice to the company secretary, shall update its register of members to record the transfer of the Sale Shares, and to record the name of the Option Holder as the owner of the Sale Shares;

4.8.5
The Identified Holder and /or the Acquirer or the SPAC (as applicable) shall make all necessary filings as may be required under Applicable Laws to give effect to the Transfer of the Sale Shares to the Option Holder and the acquisition of the Put Shares from the Option Holder by the Identified Holder;

4.8.6	The Target shall have procured a valuation report in accordance with Applicable Laws for the purpose of giving effect to the Transfer of the Put Shares to the Identified Holder;

4.8.7
The Identified Holder shall deliver to the Option Holder, certified copies of all documents as may be required by the Option Holder in connection with the Form FC-TRS to be filed by the Option Holder with respect to the Transfer of the Put Shares by the Option Holder to the Identified Holder.

4.8.8
The Identified Holder and / or the Option Holder shall comply with the relevant tax withholding / tax collection provisions, as may be required under the provisions of the Indian Income Tax Act, 1961, with respect to the Transfer of the Put Shares to the Identified Holder and in this regard, the Identified Holder shall have procured a Permanent Account Number and a Tax Deduction and Collection Account Number, as may be required under Applicable Laws for consummation of the Put Option. Further, the Identified Holder and / or the Option Holder shall also comply with any other conditions as may be required/imposed by the RBI at the time of granting its approval.

4.9	Subsequent to the Option 1 Closing Date, the Option Holder shall file the Form FC-TRS (and all annexures thereto) if required under Applicable Law, in respect of the Put Shares with the RBI, and shall provide a confirmation of the same to the Target. Further, subsequent to the Option 1 Closing Date, the Target shall deliver duly endorsed share certificates to the Identified Holder. The Identified Holder agrees and acknowledges that: (a) the transfer of the Put Shares by the Option Holder shall constitute full and final payment by the Option Holder to the Identified Holder for the Sale Shares and shall entitle the Identified Holder the Put Shares free of all Encumbrances. Similarly, the Option Holder agrees and acknowledges that: (a) the transfer of the Sale Shares by the Identified Holder shall constitute full and final payment by the Identified Holder to the Option Holder for the Put Shares and shall entitle the Option Holder the Sale Shares free of all Encumbrances. Upon completion of the actions listed in Clause 4.7 and 4.8, neither will the Identified Holder or the Acquirer have any action, claim or recourse under law or any contract against the Option Holder with respect to the Put Shares, otherwise than for a material breach of the OH Warranties.

4.10
Option 2: Upon issuance of the Put Option Notice requesting for Transfer of the Put Shares pursuant to Option 2, the Identified Holder shall be obligated to carry out the following actions in the sequence set out below:

4.10.1
The Identified Holder shall cause the sale of the Sale Shares on the New York Stock Exchange or any other stock exchange as may be applicable, within a period of 4 (four) days from the issuance of the Put Option Notice, provided that (i) the Identified Holder shall not conduct such sale of the Sale Shares at a price lower than the price indicated in the Put Option Notice issued by the Option Holder, and (ii) the consideration to be received by the Option Holder for sale of her Put Shares is in compliance with Applicable Law. In the event either of these conditions are not fulfilled, the Identified Holder shall not sell the Sale Shares until the issuance of a fresh Put Option Notice or written instructions by the Option Holder which may include a revised number of Put Shares in order to ensure compliance with FEMA and other Applicable Law; and

4.10.2
The entire sale proceeds from the sale of the Sale Shares pursuant to Clause 4.10.1 above (“Put Shares Consideration”) shall be utilised towards the purchase of the Put Shares of the Option Holder, subject to compliance with Applicable Law.

4.11
The date on which the transactions contemplated under Clause 4.10 (Option 2) are consummated, shall be referred to as the “Option 2 Closing Date”. On the Option 2 Closing Date, the following actions will be undertaken by the relevant Party to consummate the Put Option:

4.11.1
The Identified Holder shall remit the Put Shares Consideration to the Designated Account of the Option Holder or to such bank account, the details of which are stated in the Put Option Notice, after deduction of applicable taxes in India, as may be required under the provisions of the Indian Income Tax Act, 1961;

4.11.2
The Option Holder shall deliver: (a) to the Target, the original share certificates in respect of the Put Shares; and (b) to the Identified Holder, duly executed, dated and stamped statutory share transfer forms for transfer of the Put Shares, which the Identified Holder shall duly execute;

4.11.3
The Target shall convene and hold a meeting of the Board at which resolutions shall be passed approving and authorizing: (a) the transfer of the Put Shares from the Option Holder to the Identified Holder; and (b) updating of its register of members to record the transfer of the Put Shares, and to record the name of the Identified Holder as the owner of the Put Shares;

4.11.4	The Target shall have procured a valuation report in accordance with Applicable Laws for the purpose of giving effect to the Transfer of the Put Shares; and

4.11.5
The Identified Holder shall deliver to the Option Holder, certified copies of all documents as may be required by the Option Holder in connection with the Form FC-TRS to be filed by the Option Holder with respect to the Transfer of the Put Shares to the Identified Holder.

4.12
The Option Holder shall: (a) comply with the relevant tax collection provisions, as may be required under the provisions of the Indian Income Tax Act, 1961, with respect to the Transfer of the Put Shares to the Identified Holder; and (b) provide to the Identified Holder a properly completed Internal Revenue Service Form W-8. The Identified Holder shall have procured a Permanent Account Number and a Tax Deduction and Collection Account Number, if required under Applicable Law for consummation of the Put Option.

4.13
Subsequent to the Option 2 Closing Date, and upon receipt of the Put Shares Consideration and the copies of the foreign inward remittance certificates (“FIRC”) and the KYC certificates from the Identified Holder, the Option Holder shall file the Form FC-TRS (and all annexures thereto) if required under Applicable Law, in respect of the Put Shares with the RBI, and shall provide a confirmation of the same to the Target. Further, subsequent to the Option 2 Closing Date, the Target shall deliver duly endorsed share certificates of the Put Shares to the Identified Holder. The Transfer of the Put Shares for the Put Shares Consideration shall constitute full and final payment by the Option Holder in relation to the Put Shares transferred to the Identified Holder and accordingly, upon completion of the actions listed in Clause 4.10 and 4.11, the Identified Holder shall not have any action, claim or recourse under law or any contract against the Option Holder with respect to the Put Shares, otherwise than for reason of material breach of the OH Warranties.

4.14
The Acquirer shall cooperate with the Option Holder and the Identified Holder and take all necessary actions and shall execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purpose in this Clause

4.
Further, it is clarified that the Identified Holder shall not be required to provide any representations, warranties and indemnities for any Transfer except those relating to title in relation to the Sale Shares.

4.15	Stamp duty payable on the transfer of the Option Shares, if any, pursuant to the exercise of the Put Option shall be borne by the Option Holder.

4.16	The Identified Holder shall be entitled to withhold any taxes that may be applicable on the sale of the

Option Shares by the Option Holder to the Identified Holder, as may be required under Applicable Law.

5.	SERVICE FEES

5.1
Service Fees. The Option Holder hereby appoints the Identified Holder to perform the obligations hereunder. In consideration for the obligations undertaken by the Identified Holder under this Agreement to the Option Holder, the Identified Holder shall be paid a service fee of USD 9,000 (United States Dollars Nine Thousand) (“Base Fee”) annually plus Cost or such additional fees as may be mutually agreed in writing between the Option Holder and the Identified Holder (the “Service Fees”) by the Option Holder. The Base Fee shall be escalated by 5% on an annual basis. The Service Fees shall be paid to the Identified Holder in such periodic intervals as may be mutually agreed in writing between the Identified Holder and the Option Holder.

5.2	Currency. The Service Fees may be paid in INR or USD, as mutually agreed in writing between the Option Holder and the Identified Holder.

5.3
Taxes. The Identified Holder shall be required to pay all taxes (including any goods and service tax) that may be applicable on the Service Fees in relation to the services being provided under this Agreement. The Option Holder shall be entitled to withhold from the Service Fees payable to the Identified Holder, any amounts required to be withheld under the applicable tax laws (including any goods and service tax) in force at the time of payment, if any.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1
The Identified Holder represents and warrants to the Acquirer and the Option Holder that the IH Warranties are true and correct as of the Execution Date (other than the representation and warranty set out in Paragraph 5 of Part B of Schedule 3) and shall remain true and correct, as on the Closing Date and as on each Put Closing Date (as applicable). Further, the Identified Holder hereby agrees that it shall on such Put Closing Date sell, transfer and convey the Subscription Shares free and clear of all Encumbrances in accordance with this Agreement.

6.2
The Acquirer represents and warrants to the Identified Holder and the Option Holder that the Acquirer Warranties are true and correct as of the Execution Date and shall remain true and correct as on the Closing Date.

6.3
The Option Holder represents and warrants to the Acquirer that the OH Warranties are true and correct as of the Execution Date and shall remain true and correct as on the Closing Date. The Option Holder represents and warrants to the Identified Holder that the OH Warranties are true and correct as of the Execution Date and shall remain true and correct as on each Put Closing Date (as applicable). The Option Holder hereby covenants and warrants that she shall not sell, transfer, pledge, or encumber the Option Shares she owns except as permitted under the Put Option as provided under this Agreement.

6.4
Each of the warranties of a Party under this Agreement shall be construed as a separate warranty and shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of the Agreement.

6.5
The Identified Holder shall at all times carry out actions in accordance with and as per the instructions of the Option Holder in relation to any matter pertaining to the Option Share Transfer, including but not limited to any amendment that may be required to be made to this Agreement in relation to the same.

7.	POST PUT CLOSING ACTIONS

7.1
Upon consummation of the transfer of all the Option Shares to the Identified Holder by the Option Holder in the manner set out in this Agreement, the Identified Holder shall be obligated to cooperate with the Acquirer in a timely fashion and to agree on a mechanism that is legally permissible to enable the Acquirer to own the Option Shares for no additional economic consideration and with the lowest possible cost to the Acquirer. The Target shall take any necessary actions or provide any assistance (including without limitation holding any meeting required under Indian law, update register of members, and delivering endorsed share certificates) to enable the transfer required in the previous sentence.

8.	TERMINATION

8.1	The Agreement shall continue in full force and effect until terminated in writing by the Identified Holder, the Option Holder and the Acquirer by mutual consent at any time prior to the Closing Date.

8.2
In the event the Closing has not been completed by the Long Stop Date in accordance with this Agreement, this Agreement shall stand automatically terminated without requiring any further act or deed of the Parties.

8.3	Survival. The provisions of Clause 1 (Definitions and Interpretation) and Clause 9 (Miscellaneous) shall survive the termination of this Agreement, subject to Applicable Law.

9.	MISCELLANEOUS

9.1
Governing Law; Jurisdiction. Notwithstanding any conflicts of laws doctrines or provisions to the contrary, the Agreement will be governed by and construed and enforced in accordance with the laws of the Republic of India. Nothing contained in this Clause 9 shall prejudice a Party’s right to approach and seek remedies from any court having jurisdiction for the purpose of interim or interlocutory orders. The Parties hereby expressly agree and confirm that, subject to the provisions of the (Indian) Arbitration and Conciliation Act, 1996, Sections 9, 27, 37(1)(a) and 37(3) of the (Indian) Arbitration and Conciliation Act, 1996, shall be applicable in relation to any Arbitrable Disputes under this Agreement and the enforcement of any awards provided for under Clause 9.2 (Arbitration).

9.2	Arbitration

9.2.1
Except as expressly provided elsewhere in this Agreement, any dispute, controversy, or claim arising under or relating to this Agreement or any breach or threatened breach hereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICA”); provided that nothing in this Clause 9.2.1 shall prohibit a Party from instituting litigation to enforce any Final Determination.

9.2.2
In the event that any Party asserts that there exists an Arbitrable Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Arbitrable Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after such delivery of such notice, the party delivering such notice of Arbitrable Dispute (the “Disputing Person”) may, within forty-five (45) days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (“Notice of Arbitration”) and by filing a copy of such Notice of Arbitration with the ICA. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Arbitrable Dispute and the claims of each party to the arbitration and any other matters required by the rules and procedures of ICA as in effect from time to time to be included therein, if any.

9.2.3
Within twenty (20) days after receipt of the Notice of Arbitration, each of the two Disputing Persons shall appoint/nominate one arbitrator, and the two arbitrators so appointed, shall appoint/nominate the third arbitrator (together, the “Arbitral Tribunal").

9.2.4
The arbitration shall be conducted under the rules and procedures of ICA as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the Parties. The venue and seat of the arbitration shall be Chicago, Illinois. The Arbitral Tribunal shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than sixty (60) days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the Arbitral Tribunal. The Final Determination shall be final and binding on all parties hereto and there shall be no appeal from or re-examination of the Final Determination, except as permissible under Applicable Law.

9.3	Successors and Assigns.

9.3.1
Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties.

9.3.2	Neither Party shall be entitled to assign any part or whole of the rights and/or obligations herein in favour of a third party, without the prior consent or approval of the other Parties.

Notwithstanding the foregoing, the Option Holder may, without requiring the consent of any of the other Parties, assign all (and not less than all) of the Shares held by the Option Holder in the Target, to any of the Option Sellers (as defined under the SPA), along with assignment of all rights and obligations of the Option Holder under this Agreement, to the transferee Option Seller.

9.4
Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient; if not, then on the next business day, or (c) two (2) days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The occurrence of the events set forth in clauses (a) through (c) above shall constitute “delivery” of notice. All notices and other communications shall be sent to the addresses and authorized representatives set out in SCHEDULE 1 (or to such amended contact information of a Party that is duly notified by such Party to each of the other Parties). Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to all the other Parties not less than 10 (Ten) days’ prior written notice.

9.5
Confidentiality. The Parties shall not issue any press release or make any public statement or other communication about the matters in this Agreement or any document referred to in it unless it is required by Applicable Law, by the rules of a stock exchange or by any other competent regulatory or government authority, or with the other Party’s consent. Each of the Parties shall maintain utmost confidentiality, regarding the contents of this Agreement. However nothing contained herein shall affect the ability of the Parties to make disclosure to any Governmental Authority or any other person under the provisions of any Applicable Law, and/or the ability of the Parties to make disclosures to its lenders, customers, provided that in all such circumstances, the Party who is required to disclose such information shall have to give prior Notice to the other Party before making the disclosure, indicating the nature of information that is proposed to be disclosed.

9.6
Cumulative Remedies and Specific Performance. The Parties shall be entitled to seek specific performance of this Agreement in addition to any and all other legal or equitable remedies available to it. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative. No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy. The Parties agree that a non-defaulting Party will suffer immediate, material, immeasurable, continuing and irreparable damage and harm in the event of any material breach of this Agreement and the remedies at Applicable Law in respect of such breach will be inadequate and that such non-defaulting Party shall be entitled to seek specific performance against the defaulting Party for performance of its obligations under this Agreement in addition to any and all other legal or equitable remedies available to it.

9.7
Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the fullest extent permitted by Applicable Law. Without prejudice to the foregoing, the Parties hereto shall mutually agree to alternate legal valid and enforceable provision as similar in terms and effect to such illegal, invalid or unenforceable provision or part thereof as may be possible.

9.8
Amendments. No amendment or variation of this Agreement shall be effective prior to the Closing unless in writing and signed by or on behalf of the Parties. Post the completion of Closing, this Agreement may be amended by the written consent of the Identified Holder and the Option Holder.

9.9
Specific Performance. This Agreement shall be specifically enforceable at the instance of any Party. The Parties agree that a non-defaulting Party will suffer immediate, material, immeasurable, continuing and irreparable damage and harm in the event of any material breach of this Agreement and the remedies at Applicable Law in respect of such breach will be inadequate and that such non-defaulting Party shall be entitled to seek specific performance against the defaulting Party for performance of its obligations under this Agreement in addition to any and all other legal or equitable remedies available to it.

9.10
Further Assurances. The Parties shall, from time to time, and at their own cost do, and in a time bound manner, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things reasonably required by, and in a form satisfactory to the Parties, in order to give full effect to this Agreement and the transactions contemplated hereunder, and the respective rights, powers and remedies under this Agreement.

9.11
Entire Agreement. This Agreement constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the Option Share Transfer contemplated herein. In case of any discrepancies between the provisions of this Agreement and the SPA or any other agreement, the provisions under this Agreement in relation to the contents herein shall prevail.

9.12
No Partnership or Agency. Nothing in this Agreement shall, or shall be deemed to, constitute a partnership between the Parties nor, unless expressly provided otherwise, constitute any Party as an agent of any other Parties for any purpose.

9.13
Expenses. All costs and expenses incurred by or on behalf of any Party to this Agreement shall be borne solely by the Party who has incurred such cost and expenses and the other Parties shall have no liability in respect of such costs and expenses, unless otherwise provided under this Agreement.

9.14
Counterparts. This Agreement may be executed in counterparts and each counterpart shall constitute an original of this Agreement, and all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart via facsimile or electronic mail in portable document format (.pdf) by a Party shall constitute delivery of an originally signed counterpart hereto by such Party.

9.15	Set Off. The Identified Holder and the Option Holder shall have the ability to set-off any payments required to be made by such Party to the other under this Agreement in a manner mutually agreed between them and in accordance with Applicable Law.

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SCHEDULE 1

DETAILS OF THE PARTIES

PART A – DETAILS OF THE OPTION HOLDER

S. No.	Name of the Party	Particulars	Designated Account
1.	Ms. Richa Sana Azim (“Option Holder ”)	Address: 98, Ideal Villas, Mouza Koch Pukur, New Town Action Area 1A, Rajarhat, Kolkata 700156	Account Name: Richa Sana Azim

Account No.: 913010034997345

Bank Name: Axis Bank Ltd

		Email: richaazim@gmail.com	Bank Branch: Rajarhat

SWIFT/IBAN: AXISINBB319

IFS Code: UTIB0000669

PART B - DETAILS OF THE IDENTIFIED HOLDER

S. No.	Name	Particulars
1.	Eligere LLC	Address: 9 Hawser Way, Randolph, NJ 07869

Email: corporate@eligere.us

Attention: Saima Siddiqui

PART C – TARGET

Name of the Party	Particulars

Glocal Healthcare Systems Private Limited.	Address: Ecospace, Action Area II, New Town, Kolkata - 700156, West Bengal, India.

Email: ceo@glocal.healthcare

Attention: Dr. Syed Sabahat Azim

PART D – ACQUIRER

Name of the Party		Particulars	Acquirer Designated Bank Account

UpHealth Inc.	Holdings,	Address: 19W060 Ave. Latour, Oak Brook, IL 60523	Account Name: UpHealth Holdings, Inc.

		Phone: 630-240-9958	Account No.: 801833136

		Email: drkathuria@uphealthinc.com	Bank Name: Citibank, N.A.

		Attention: Chirinjeev Kathuria	Bank Branch: San Antonio

SWIFT Code: CITI US 33

Routing Number: 271070801

SCHEDULE 2
 PART A
 DEFINITIONS

In this Agreement, the following words and expressions, unless inconsistent with the context, shall bear the meanings assigned hereto:

“Acquirer Warranties” shall mean the warranties provided by Acquirer under Part A of SCHEDULE 3. .

“Action” means any suit, arbitration, mediation, inquiry, investigation or other pending litigation in any court of law or any arbitration proceeding.

“Agreement” means this option agreement, as amended from time to time in accordance with the provisions hereof, and shall include all the schedules, annexures and exhibits to this Agreement.

“Affiliate” of a Person (the “Subject Person”) shall mean (i) in the case of any Subject Person other than a natural Person, any other Person that, either directly or indirectly through one or more intermediate Persons, Controls, is Controlled by or is under common Control with the Subject Person, and (ii) in the case of any Subject Person that is a natural Person, shall include a Relative of such Subject Person or a Person that, either directly or indirectly through one or more intermediate Persons is Controlled by such Subject Person.

“Applicable Law” or “Law” includes all statutes, enactments, acts of legislature or parliament, ordinances, rules, bye-laws, regulations, notifications, guidelines, policies, directions, directives and orders, requirement or other governmental restrictions or any similar form of decision of, or determination by, or any policy, having the force of law of any of the foregoing, of any government, statutory authority, tribunal, board, court having jurisdiction over the matter in question.

“Board” shall, with respect to the Target or the Acquirer (as the case may be), mean and refer to the Target’s or the Acquirer’s (as the case may be) board of directors.

“Business Day” with relation to a Party shall mean a day, other than a Saturday or a Sunday or any other banking holiday, on which scheduled commercial banks are open for business in Mauritius, Kolkata, India or Illinois, United States of America, for the transaction of normal banking business.

“Charter Documents” shall mean, with respect to a Person, the articles of association and memorandum of association, certificate of incorporation, byelaws, or similar organizational or incorporation documents, of such Person.

“Closing Date” means the date on which the Closing occurs.

“Companies Act” means the (Indian) Companies Act, 2013, as amended, supplemented, modified or replaced from time to time and shall include any statutory replacement or re-enactment thereof, including any rules made thereunder.

“Control” (including, with its correlative meanings, the terms “Controlled by” or “under common Control with”) means (a) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person whether through the ownership of voting securities, by agreement or otherwise or the power to elect more than half of the directors, partners or other individuals exercising similar authority with respect to a Person; or (b) the possession, directly or indirectly, of a voting interest in excess of 50% (fifty per cent) in a Person.

“Cost” shall mean all costs and expenses incurred by the Identified Holder in relation to Option Shares held by it including but not limited to stamp duty payable on transfer of the Option Shares, fees payable to advisors, brokerage costs etc.

“Designated Account” shall mean the bank account, designated as such by the Option Holder and set out against the Option Holder’s name under Part A of SCHEDULE 1, for the purposes of receiving the Put Shares Consideration.

“Encumbrance” means any form of legal or equitable security interest, including but not limited to any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, lease, sub- lease, license, voting agreement, security interest, hypothecation, option, right of first refusal, restrictions or limitation, purchase agreement, any preference arrangement (including title transfers and retention arrangements or otherwise), and any other encumbrance or similar condition whatsoever or an agreement to do any of the foregoing or any other arrangements having similar effect.

“Existing Target SHA” shall have the meaning ascribed to such term under the SPA.

“Equity Shares” shall mean equity shares of the Target having a face value of INR 10/- (Indian Rupees Ten) each.

“FEMA” means the Foreign Exchange Management Act, 1999 and the rules and regulations issued thereunder, including the Foreign Exchange Management (Non-Debt Instruments) Rules, 2019, as amended from time to time.

“Fully Diluted Basis” shall have the meaning ascribed to such term under the SPA.

“Governmental Authority” means any government, any state or other political subdivision thereof, and includes any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any other government authority, agency, department, board, commission or instrumentality of India and/or any jurisdiction in which the Target or the Acquirer, as the context permits, conducts business, or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and, any governmental or non-governmental self-regulatory organisation, agency or authority.

“IH Warranties” shall mean the warranties provided by the Identified Holder under Part B of SCHEDULE 3 of this Agreement.

"IR Cash Closing” shall have the meaning ascribed to the term under the SPA.

“IR Cash Closing Date” shall have the meaning ascribed to the term under the SPA.

“Merger” shall have the meaning ascribed to it under Recital C of the Agreement.

“Merger Agreement” shall have the meaning ascribed to it in Recital C of the Agreement.

“OH Warranties” means the warranties provided by the Option Holder under Part C of SCHEDULE 3.

“Option Shares” shall mean 122,148 (One Hundred and Twenty Two Thousand One Hundred and Forty Eight) Equity Shares held by the Option Holder.

“Option Share Transfer” shall have the meaning ascribed to such term under the SPA.

“OS Alternative Option” shall have the meaning ascribed to such term under the SPA.

"Put Closing Date” shall mean Option 1 Closing Date or the Option 2 Closing Date, as the case maybe, basis the Put Option mode exercised by the Option Holder.

“Relative” has the meaning given to it in Section 2(77) of the Companies Act.

“Put Shares” shall mean such number of Option Shares that the Option Holder proposes to transfer to the Identified Holder pursuant to exercising the Put Option in accordance with Clause 4 of this Agreement.

“Sellers” shall have the meaning ascribed to such term under the SPA.

“Shares” (i) in relation to the Target shall mean all classes of shares in the capital of the Target issued from time to time, together with all rights, differential rights, obligations, title, interest and claim in such shares and shall be deemed to include all bonus shares issued in respect of such shares and shares issued pursuant to a stock split in respect of such shares, and (ii) in relation to the Acquirer or the SPAC or the Surviving Company, shall mean all classes of shares, including common stock, issued from time to time together with all rights, differential rights, obligations, title, interest and claim in such shares and shall be deemed to include all bonus shares issued in respect of such shares and shares issued pursuant to a stock split in respect of such shares.

“SPAC” shall mean and refer to a special purpose acquisition company registered in the name of GigCapital 2, Inc., a Delaware corporation having its registered office at 1209 Orange Street, Wilmington, DE 19801, or another special purpose acquisition company registered in and publicly traded in the United States of America as shall be approved in accordance with the SPA.

“Subscription Amount” shall mean USD 251.48 (United States Dollars Two Hundred and Fifty One point Four Eight).

“Subscription Shares” means 251,478 (Two Hundred and Fifty One Thousand Four Hundred and Seventy

Eight) being the collective number of Shares of the Acquirer, to be issued and allotted by the Acquirer to the Identified Holder.

“Surviving Company” shall refer to the entity resulting from the merger of the Acquirer with the wholly owned merger sub of the SPAC.

“Taxes” means all income and other taxes, levies, rates, imposts, duties, deductions, cesses, dues, charges and withholdings whatsoever imposed by any Governmental Authority having power to tax and all penalties, fines, surcharges, interest or other payments on or in respect thereof and “Tax” and “Taxation” shall be construed accordingly.

“Transfer” (including the terms “Transferred” and “Transferability”) shall mean to directly or indirectly, transfer, sell, assign, Encumber in any manner, place in trust (voting or otherwise), exchange, gift or transfer by operation of law or in any other way subject to any Encumbrance or dispose of, whether or not voluntarily.

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PART B

RULES OF INTERPRETATION

The following rules of interpretation shall apply in this Agreement unless the context requires otherwise or is expressly specified otherwise:

1.
Irrelevance of Gender and Plurality. The definitions in SCHEDULE 2 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

2.
Internal References. All references herein to sections, Schedules and annexures shall be deemed to be references to sections of, and Schedules and annexures to, this Agreement unless the context shall otherwise require. All Schedules and annexures attached hereto shall be deemed incorporated herein as if set forth in full herein. The terms “sections(s)” and “subsection(s)” shall be used herein interchangeably. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include”, “includes”, and “including” shall be deemed to be followed by the words “without limitation”;

3.
Default Rules. Unless expressly contradicted or otherwise qualified, (i) all references to a Person also refer to that Person’s successors and permitted assigns, including permitted transferees, and (ii) all references to and definitions of any agreement, instrument or statute herein or in any agreement or instrument referred to herein mean such agreement, instrument or statute, including the Charter Documents, as from time to time may be amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein;

4.
Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement;

5.	Time is of the essence. Time is of the essence in the performance of the Parties’ respective obligations;

6.
Computation of time period: The calculation period for any time period referred to in this Agreement shall: (i) include the date from which it is stated to commence; (ii) be determined by reference to calendar days (unless this Agreement specifically refers to Business Days, in which case Business Days shall apply); and (iii) shall end at 23.59 hours Indian Standard Time on the last such date in such time period as determined in accordance with (i) and (ii) above;

7.
The obligations of the Option Holder and the Identified Holder under this Agreement are several. It is clarified that an Option Holder or Identified Holder will not be responsible for the acts, omissions or obligations of the other Option Holder or Identified Holder or the Target under this Agreement.

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SCHEDULE 3

 PART A

ACQUIRER WARRANTIES

1.
Organization. Acquirer is a corporation validly existing and in good standing under the Applicable Laws of the State of Illinois. Acquirer has all requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.

2.
Authorization. The execution, delivery and performance by Acquirer of this Agreement and all of the other agreements and instruments contemplated hereby to which Acquirer is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by Acquirer, and no other act or proceeding on the part of Acquirer, its Board or equity holders is necessary to authorize the execution, delivery or performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Acquirer is a party and the consummation of the transactions contemplated hereby. This Agreement and all other agreements or instruments contemplated hereby to which Acquirer is a party or by which Acquirer is bound, when executed and delivered by Acquirer in accordance with the terms hereof, shall each constitute a valid and binding obligation of Acquirer, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors rights generally and (b) general principles of equity.

3.
Non-contravention. The execution and delivery by Acquirer of this Agreement and all of the other agreements and instruments contemplated hereby to which Acquirer is a party and the fulfillment of and compliance with the respective terms hereof and thereof by Acquirer do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) give any third party the right to modify, terminate or accelerate any obligation under, (d) result in a violation of or (e) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to (i) Acquirer’s Charter Documents, (ii) any Applicable Law to which Acquirer is subject or (iii) any material agreement, instrument, license, permit, order, judgment or decree to which Acquirer is subject.

4.
The Subscription Shares shall be, when issued and delivered in accordance with the terms of the Agreement, duly authorized, validly issued, freely tradeable, fully paid and free of Encumbrances, and shall not require registration under applicable securities law. Upon issue and allotment of the Subscription Shares, the Identified Holder shall, be the sole legal, beneficial and registered owner of such common shares of the Acquirer free from any Encumbrance or Claim or demand of any description whatsoever. The Subscription Shares shall be freely transferable.

5.	The shareholding pattern of the Acquirer on a Fully Diluted Basis, as of the Execution Date, is as set out in SCHEDULE 4.

6.
Based on representations received from SPAC under the Merger Agreement, the Acquirer further confirms that the Shares of the SPAC that are allotted to the Identified Holder pursuant to the Merger shall be duly authorized, validly issued, fully paid and free of Encumbrances, and shall not require registration under applicable securities law and shall be issued without a restrictive legend or notation.

PART B

IH WARRANTIES

1.
Authorization. The Identified Holder possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement. To the extent applicable, the execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which the Identified Holder is a party have been duly authorized by the Identified Holder. This Agreement and all other agreements or instruments contemplated hereby to which the Identified Holder is a party or by which it is bound, when executed and delivered by it in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting or relating to creditors rights generally and (b) general principles of equity.

2.
Non-contravention. The execution, delivery and performance by the Identified Holder of this Agreement shall not conflict with, violate, result in or constitute a breach of or a default under any agreement, Charter Documents, Applicable Law; or any court order, judgment, injunction, award, decree, writ or any other statutory restriction on of any kind, to which the Identified Holder is subject.

3.
Title to Subscription Shares and Encumbrance. The Identified Holder is not a party to (a) any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require the Identified Holder to sell, transfer or otherwise dispose of any the Subscription Shares or (b) any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Subscription Shares (other than this Agreement). Other than the Subscription Shares, the Identified Holder does not own any other equity interests of the Acquirer, securities, instruments or rights convertible into equity interests of the Acquirer or options, warrants or other rights to acquire equity interests of the Acquirer.

4.
Taxes. The Identified Holder agrees to pay any and all Taxes that may be applicable in relation to the transfer of the Sale Shares or acquisition of the Option Shares, as required under Applicable Law.

5.	The Identified Holder is the legal and beneficial owner of the Subscription Shares having good and marketable title to the Subscription Shares, free and clear of all Encumbrances.

PART C

OH WARRANTIES

1.
Authorization. The Option Holder possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement. To the extent applicable, the Option Holder’s execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which the Option Holder is a party have been duly authorized by the Option Holder. This Agreement and all other agreements or instruments contemplated hereby to which the Option Holder is a party or by which the Option Holder is bound, when executed and delivered by the Option Holder in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Option Holder, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting or relating to creditors rights generally and (b) general principles of equity. The instruments of transfer delivered by the Option Holder to the Identified Holder at the Put Closing Date will be sufficient to transfer the Option Holder’s entire interest, legal and beneficial, in the Option Shares owned by the Option Holder and upon transfer to the Identified Holder of the certificates representing the Option Shares and the transfer being recorded by the Target, the Identified Holder will receive good and marketable title to the Option Shares, free and clear of all Encumbrance.

2.
Title to Option Shares. The Option Holder is the legal and beneficial owner of the Option Shares, and the Option Holder has good and marketable title to such Option Shares, free and clear of all Encumbrances, and upon transfer to the Identified Holder of the certificates representing such Option Shares, the Identified Holder will receive good and marketable title to such Option Shares, free and clear of all Encumbrances. Except the Existing Target SHA and Charter Documents of the Target, the Option Holder is not a party to (a) any option, warrant, purchase right or other contract or commitment (other than this Agreement and the SPA) that could require the Option Holder to sell, transfer or otherwise dispose of any Shares of the Target or (b) any voting trust, proxy, or other agreement or understanding with respect to the voting of any Shares of the Target. At the Put Closing Date, the Option Holder shall sell, transfer and convey the Put Shares owned by the Option Holder to the Identified Holder free and clear of all Encumbrances in accordance with this Agreement. Other than the Option Shares, the Option Holder does not own any other equity interests of the Target, securities, instruments or rights convertible into equity interests of the Target or options, warrants or other rights to acquire equity interests of the Target.

3.
Non-contravention. The execution, delivery and performance by the Option Holder of this Agreement shall not conflict with, violate, result in or constitute a breach of or a default under any agreement, Charter Documents, Applicable Law; or any court order, judgment, injunction, award, decree, writ or any other statutory restriction on of any kind, to which the Option Holder is subject. Other than the Existing Target SHA, the SPA and Charter Documents of the Target, the Option Holder is not a party to or bound by any written or oral agreement or understanding with respect to sale or transfer or creation of any Encumbrance on the Shares of the Target held by it other than this Agreement, and the

Option Holder has terminated all discussions with third parties (other than with the Acquirer and its Affiliates).

4.	Taxes. The Option Holder agrees to pay any and all Taxes that may be applicable in relation to the transfer of the Option Shares, as required under Applicable Law.

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SCHEDULE 4

SHAREHOLDING PATTERN OF THE ACQUIRER ON THE EXECUTION DATE

Shareholder	Percentage	Shares

Behavioral Health Services, LLC sellers	1.669%	142,900

Elevar Equity Mauritius	2.741%	234,682

Sequoia Capital India Investment Holdings III	1.325%	113,496

Eligere LLC	6.615%	566,462

Experiential Alternatives Inc.	0.997%	85,360

Innovation Group, Inc. sellers	15.182%	1,300,000

TTC Healthcare, Inc. sellers	3.780%	323,700

Thrasys, Inc. sellers*	10.837%	927,982

Chirinjeev Kathuria	46.612%	3,991,400

Mariya Pylypiv	8.070%	691,000

Alfonso Gatmaitan	1.168%	100,000

Rewi Enterprises, LLC (Martin S.A. Beck)	1.004%	86,000

TOTAL**	100.000%	8,562,982

*The equivalent of 437,018 shares shall be issued to certain Thrasys sellers as restricted stock units of GigCapital2, Inc. post-closing of the SPAC transaction, making the total Thrasys allocation the equivalent of 1,365,000 shares

**Does not include the shares that shall be issued upon the conversion of certain Convertible Notes issued by UpHealth immediately prior to closing of the SPAC transaction, totalling 18,480 shares if closing occurs on June 8, 2021.

The above cap table assumes completion of issuance of all shares of the Acquirer pursuant to the SPA on May 14, 2021

IN WITNESS WHEREOF, the Parties have executed this Option Agreement as of the date first written above.

For and on behalf of UpHealth Holdings, Inc.

/s/ Chirinjeev Kathuria

Name:	Chirinjeev Kathuria

Designation:	Executive Chairman

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Signature page to the Option Agreement executed by and between UpHealth Holdings, Inc., Glocal Healthcare Systems Private Limited, Ms. Richa Sana Azim and Eligere LLC

INWITNESS WHEREOF, the Parties have executed this Option Agreement as of the date first written above.

For and on behalf of  Global Healthcare Systems Private Limited

/s/ Syed Sabahat Azim

Name: Syed Sabahat Azim

Designation: Director

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Signature page to the Option Agreement executed by and between UpHealth Holdings, Inc., Glocal Healthcare Systems Private Limited, Ms. Richa Sana Azim and Eligere LLC

IN WITNESS WHEREOF, the Parties have executed this Option Agreement as of the date first written. above.

Ms. Richa Sana Azim

/s/ Ms. Richa Sana Azim

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Signature page to the Option Agreement executed by and between UpHealth Holdings, Inc., Glocal Healthcare Systems Private Limited, Ms. Richa Sana Azim and Eligere LLC

IN WITNESS WHEREOF, the Parties have executed this Option Agreement as of the date first written above.

For and on behalf of Eligere LLC

/s/ S. Siddiqui

Name:	SAIMA SIDDIQUI

Designation:	PRESIDENT

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Signature page to the Option Agreement executed by and between UpHealth Holdings, Inc., Glocal Healthcare Systems Private Limited, Ms. Richa Sana Azim and Eligere LLC